Exhibit 10.11

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) made this May 6, 2010 between Dicerna Pharmaceuticals, Inc. (“Company’) on the one hand and Douglas M. Fambrough, III (the “Executive”) on the other hand.

WHEREAS the Company desires to employ the Executive and the Executive desires to be employed by the Company, on terms set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Term of Employment. The Executive’s employment under this Agreement shall commence on May 6, 2010 (the “Commencement Date”) and shall end on such date as the Executive’s employment terminates in accordance with Section 4 of this Agreement. Subject to the balance of this Agreement, the Executive shall be an at-will employee of the Company whose employment may be terminated (by the Company or by the Executive) at any time, for any or no reason, in which case the Executive will be entitled to the separation benefits set forth in Section 4, below.

2. Duties.

a. Duties and Responsibilities. During his employment with the Company, the Executive shall have the title of President and Chief Executive Officer of the Company. The Executive shall devote his full business time and effort to the performance of his duties for the Company, which he shall perform faithfully and to the best of his ability, provided that (i) it is understood and agreed that the Executive will continue to serve in his role as a Venture Partner of Oxford Biosciences, (ii) the Executive may serve as a director on up to two (2) other boards of directors in his role as such a Venture Partner (the Executive is presently on the board of directors of Xencor, Inc.), and (iii) the Executive may engage in charitable, religious, civic and educational activities and community affairs, provided that the activities described in subsections (i), (ii) and (iii) above do not, alone or in the aggregate, materially interfere with the proper performance of the Executive’s duties and responsibilities to the Company. The Executive shall have all of the customary powers and duties associated with his position and shall be subject to the Company’s policies, procedures, and approval practices, as generally in effect from time to time for all senior executives of the Company and the direction and oversight of the Company’s Board of Directors (the “Board”). The Executive will report directly to the Board.

b. Board Membership. The Executive shall serve as a member of the Board commencing on the Commencement Date, subject to any required approval of the Company’s shareholders. The Executive shall resign from the Board effective upon the termination of the Executive’s employment with the Company for any reason (with the understanding that after such termination Oxford Biosciences may elect to have the Executive serve as a director of the Company as its designee).

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3. Compensation and Related Matters.

a. Base Salary. The Company shall pay the Executive base salary at a rate of $14,423 every two weeks (which annualizes to $375,000), less withholdings and deductions required and/or permitted by law. The Executive’s base salary shall be paid in conformity with the Company’s payroll practices generally applicable to the Company’s senior executives.

b. Bonus. The Executive shall be eligible to be considered for a bonus upon achieving certain pre-determined performance targets to be set by the Board for calendar year 2010 by the Commencement Date and within the first 90 days of each successive calendar year to which the targets relate and consistent with any incentive compensation plan established by the Board. The bonus shall be based, in part, on the Executive’s performance. The grant of such a bonus shall be in the sole discretion of the Board. The target bonus amount for which the Executive will be eligible is thirty five percent (35%) of base salary earned for the calendar year. Bonuses will be earned only after they have been granted by the Board. Any bonus shall be paid to the Executive following the close of the fiscal year to which it relates, in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned. The Executive must be actively employed by the Company at the time the Board considers granting of bonuses to be eligible to receive such bonus.

c. Stock/Stock Options. Subject to approval of the Board or an appropriate committee thereof, the Company shall provide the Executive with the following:

i. Initial Option Grant. On the Commencement Date, the Executive shall be granted an option (the “Initial Option”) to purchase 1,500,000 shares (the “Initial Option Shares”) of the Company’s common stock (the “Common Stock”), $.0001 par value per share, which shall equal five percent (5%) of the outstanding shares of Common Stock of the Company as of the Commencement Date calculated on a fully diluted, as-converted basis. Twenty percent (20%) of the Initial Option Shares shall vest on the first anniversary of the date of grant of the Initial Option, twenty percent (20%) of the Initial Option Shares shall vest in equal monthly installments thereafter over the subsequent twelve (12) months and the remaining sixty percent (60%) shall vest in equal monthly installments thereafter over the subsequent twenty-four (24) months, subject to the Executive’s continued employment by the Company. The Initial Option shall be exercisable at a price per share equal to the fair market value of the Common Stock of the Company on the date of grant.

ii. Additional Option Grant. Upon the consummation by the Company of the first equity financing on and after the Commencement Date, whether consummated in a single transaction or through a series of related transactions, in which shares of preferred stock are issued by the Company containing rights upon liquidation of the Company that are pari passu with or senior to the holders of the Company’s Series A Convertible Preferred Stock (the “Financing”), then, subject to Section 3.c.iii., the Executive shall be granted an additional option (the “Additional Option”) to purchase that number of shares of Common Stock of the Company as shall equal five percent (5%) of the fully diluted shares or other securities (on an as-converted basis) issued in connection with the Financing (the “Additional Option Shares”); provided that, in no event shall the number

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of shares issuable in connection with the Additional Option exceed 1,500,000 shares (the “Additional Option Cap”). Twenty percent (20%) of the Additional Option Shares shall vest on the first anniversary of the date of grant of the Additional Option, twenty percent (20%) of the Additional Option Shares shall vest in equal monthly installments thereafter over the subsequent twelve (12) months and the remaining sixty percent (60%) shall vest in equal monthly installments thereafter over the subsequent twenty-four (24) months, subject to the Executive’s continued employment by the Company. The Additional Option shall be exercisable at a price per share equal to the fair market value of the Common Stock of the Company on the date of grant.

iii. Incentive Option Grant. Upon the achievement of certain objectives to be agreed in writing between the Executive and the Board, the Executive shall receive an additional option (the “Incentive Option”) to purchase 300,000 shares of Common Stock of the Company plus a number of shares equal to one percent (1%) of the fully diluted shares issued in connection with the Financing (the “Incentive Option Shares”). This Incentive Option Grant shall be divided into two (2) equal grants, each of which shall be contingent on the achievement of one or more of the mutually agreed upon objectives described above. Twenty percent (20%) of each grant of the Incentive Option Shares, as applicable, shall vest on the first anniversary of the date of grant of such Incentive Option, twenty percent (20%) of each grant of the Additional Option Shares , as applicable, shall vest in equal monthly installments thereafter over the subsequent twelve (12) months and the remaining sixty percent (60%) shall vest in equal monthly installments thereafter over the subsequent twenty-four (24) months, subject to the Executive’s continued employment by the Company. The Incentive Option shall be exercisable at a price per share equal to the fair market value of the Common Stock of the Company on the date of grant. By way of example only, and without creating any right or obligation for either party, the type of objective that may trigger the Incentive Option Grant, subject to the parties written agreement regarding the same, includes: completing the Financing at a price per preferred share that equals or exceeds one hundred ten percent (110%) of the price of a Company Series A Convertible Preferred Share immediately following the Company’s most recent round of financing, closing a significant corporate collaboration within twelve (12) months following the Commencement date, or commencing a first-in-man clinical trial of a dicer substrate by Q4 2011.

The Initial Option, the Additional Option and the Incentive Option shall be subject to the terms and conditions as specified in the Company’s Third Amended and Restated 2007 Employee, Director and Consultant Stock Plan (the “Stock Plan”), and one or more non-qualified stock option agreements to be executed by the Executive and the Company in substantially the form attached hereto as Exhibit A (the “Non-Qualified Stock Option Agreements”), one of which shall be executed by the Executive and the Company contemporaneously herewith.

d. Benefits. During his employment, the Executive shall be entitled to participate in all employee benefit plans and programs, including paid sick leave and holidays, life insurance, disability, medical, dental, and retirement savings plans, to the same extent generally available to senior executives of the Company, in accordance with the terms of those

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plans and programs. The Executive shall be permitted up to four (4) weeks of paid vacation per year, which will accrue on a monthly basis. The Executive will not be allowed to accumulate more than four (4) weeks of unused vacation days at any given time. The Executive may carry over a maximum of five unused vacation days from one calendar year to the next.

e. Expenses.

i. Business Expenses. The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with Company business and within standards to be established by the Board from time to time, including, without limitation, travel and accommodations for authorized business trips, provided that vouchers therefore, or other supporting information as the Company may reasonably require, are presented to the Company.

ii. Reimbursement Requirements. The Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. Any reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code and the rules and regulations thereunder (“Section 409A”) shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive, and the expenses eligible for reimbursement in any tax year will not affect the expenses eligible for reimbursement in any other tax year.

f. Attorneys’ Fees. The Company agrees to reimburse the Executive for documented and appropriate attorneys’ fees paid by the Executive in connection with the negotiation and execution of this Agreement, up to a maximum total amount of ten thousand dollars ($10,000).

g. Indemnification; Liability Insurance. The Company agrees to indemnify and hold harmless the Executive for the Executive’s conduct as an officer, director and employee of the Company and to provide the Executive with directors’ and officers’ liability insurance coverage, to the extent that the Company provides such aforementioned indemnification right and liability insurance coverage to similarly situated officers and directors of the Company.

4. Termination.

a. Rights and Duties. The Executive is an employee “at will.” Accordingly, the Company or the Executive may terminate his employment, at any time for any lawful reason, or no reason. The Executive and the Company agree that, without modifying or altering the Executive’s “at will” status each will provide the other with at least thirty (30) days’ prior written notice of termination of the Executive’s employment with the Company. If the Executive gives notice of termination, except in the case of a termination by the Executive for “Good Reason” as set forth below, such notice will be deemed a voluntary resignation by the Executive and the Company, in its sole discretion, may elect to relieve the Executive of any obligation to perform duties during the notice period, without changing the status of such

EMPLOYMENT AGREEMENT

termination as a voluntary resignation by the Executive. Should the Company in the event of a voluntary resignation decide to relieve the Executive of any obligation to perform duties during the notice period, it shall nonetheless continue his compensation and benefits for the term of the notice period, except that no bonus shall be earned or awarded during and after the notice period.

b. Termination for “Good Reason.” The Executive may terminate his employment at any time for “Good Reason.” “Good Reason” shall mean:

i. A material diminution in the Executive’s authority, duties or responsibilities, or a requirement that he be required to report to an officer or employee rather than to the Board;

ii. A material diminution by the Company in the Executive’s annual base compensation then in effect, except those changes generally affecting the members of the Company’s management;

iii. An action or inaction by the Company that constitutes a material breach by the Company of the terms of this Agreement. If such breach is reasonably possible of being cured in the opinion of the Company, then the Company will be given thirty (30) days after written notice from the Executive of such breach to cure.

iv. A requirement that the Executive be based more than fifty (50) miles from the offices at which he was principally employed immediately prior to the date of termination.

The parties acknowledge and agree that “Good Reason” shall not be deemed to have occurred unless: (1) the Executive provides the Company with written notice that he intends to terminate his employment hereunder for one of the Good Reason grounds set forth in Section 4.b. within sixty (60) days of the initial occurrence of such ground, with such notice containing a description of such ground, (2) if such Good Reason ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) the Executive terminates his employment within one hundred twenty (120) days from the date that such Good Reason ground first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of a Good Reason ground, and failure to adhere to such conditions in the event of the occurrence of grounds that would otherwise have constituted Good Reason had the conditions herein been satisfied shall not disqualify the Executive from asserting and satisfying the conditions for Good Reason for any subsequent occurrence that may constitute Good Reason.

c. Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for “Cause.” “Cause” shall mean:

i. Executive’s commission of an act of fraud or dishonesty which may or does adversely affect the Company;

ii. The Executive’s conviction or plea of guilty or nolo contendere to or engaging in any felony or crime involving moral turpitude, fraud, misrepresentation or other crime and/or indictment for a crime that, in the reasonable opinion of the Company, affects the Executive’s ability to perform the duties set forth in this Agreement and/or reflects negatively upon the Company;

EMPLOYMENT AGREEMENT

iii. Unauthorized disclosure by the Executive of the Company’s Proprietary Information, as defined in the Nondisclosure, Noncompetition and Assignment Agreement which results or could have been reasonably foreseen to result, in a material financial loss to the Company; or

iv. The Executive’s failure (which shall not include any Disability as defined below) or refusal to perform the duties and responsibilities of his employment and/or to follow the policies and procedures of the Company, including without limitation the failure or refusal to carry out lawful instructions from the Board. If such failure or refusal is reasonably possible of being cured in the opinion of the Company, then the Executive will be given thirty (30) days after written notice from the Company of such failure or refusal to cure.

d. Termination in the Event of Death or Disability. The Agreement shall terminate upon the Executive’s death or Disability. For purposes of the Agreement, “Disability” is defined as any illness, injury, accident or condition of either a physical or psychological nature as a result of which the Executive is unable to perform the essential functions of his duties and responsibilities hereunder for ninety (90) days during any period of three hundred sixty five (365) consecutive calendar days or for any consecutive ninety (90) day period.

e. Effect of Termination.

i. If the Executive is terminated by the Company for Cause, the Executive will only be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment. In addition, the Executive may exercise any vested but unexercised options under Section 4.c. within three (3) months after the date the Executive ceases to be an employee of the Company or within the originally prescribed term of the applicable option, whichever is earlier (but not thereafter).

ii. If the Executive is terminated by the Company other than for Cause or due to the Executive’s Disability, as defined above (either of which will be deemed an involuntary termination), or the Executive terminates for Good Reason, the Executive will be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and, in exchange for the Executive’s execution of a separation agreement and general release provided by the Company, which must be executed by the Executive and returned to the Company within the applicable Execution Period (the Execution Period shall be the thirty (30) day period beginning on the date of Executive’s termination of employment, or, if necessary in order to comply with applicable legal requirements for releases under the Older Workers Benefit Protection Act or related employment law, as determined by the Company in its sole discretion, the sixty (60) day period beginning on the date of the Executive’s termination of employment), the following:

a) Continuation of the Executive’s base salary at the rate in effect as of the day immediately preceding his date of termination for twelve (12) months following the date of termination, payable in accordance with the Company’s regular payroll practices, with such payment to commence on the Company’s next regularly scheduled payroll following the 10th day after the expiration of the applicable Execution Period in which the Executive provides to the Company the executed separation agreement and general release described above; provided, however that the first installment shall include all amounts which would have been paid during the period between the Executive’s date of termination and the date of such first installment and provided, further, that each installment shall be considered a separate payment for purposes of Section 409A of the Code.

EMPLOYMENT AGREEMENT

b) The Executive shall be eligible to continue health benefits pursuant to COBRA or the appropriate state equivalent. If the Executive is eligible for and properly elects continuation of such coverage during the required timeframe, the Company will pay the premiums for such group health insurance coverage for the shorter of: (i) twelve (12) months or (ii) until the Executive becomes eligible for health benefits through another employer or otherwise. After the shorter period, the Executive will be responsible for premium payments for continuation of such group health insurance coverage, pursuant to the terms and conditions of COBRA.

c) Payment of a pro-rata portion of the target amount of the Executive’s annual bonus, with such pro-rata portion calculated by multiplying the maximum potential amount of such bonus for the year in which such termination occurs (pursuant to Section 3.b. of this Agreement, i.e., 35% of the Executive’s base salary as of the date of termination) by a number: (x) the numerator of which is the number of days worked by the Executive during the fiscal year prior to termination, and (y) the denominator of which is three hundred sixty five (365), with such payment to be made on the Company’s next regularly scheduled payroll following the 10th day after the expiration of the applicable Execution Period in which the Executive provides to the Company the executed separation agreement and general release described above.

iii. For clarity, in the event of a termination by the Executive for Good Reason, the Executive shall be entitled to the separation compensation and benefits set forth in Section 4.e.ii. of this Agreement.

iv. If the Agreement is terminated because of the Executive’s death, the Company shall pay to the estate of the Executive the salary and benefits which would otherwise have been payable to the Executive up to the date of termination of his employment because of death.

v. In the event that a Change of Control (as defined below) occurs and, if within one (1) year thereafter, the Executive’s employment is terminated as an involuntary termination by the Company for a reason other than for Cause, or by the Executive for Good Reason, then, in addition to providing the payments and benefits

EMPLOYMENT AGREEMENT

described in Section 4.e.ii. of this Agreement, the Company shall accelerate the vesting of one hundred percent (100%) of any unvested Initial Option Shares, Additional Option Shares or Incentive Option Shares granted to the Executive under Section 3.c. of this Agreement pursuant to the terms and conditions of the Stock Plan and/or any applicable Stock Agreements. The provision of payments and benefits under this paragraph (beyond payment of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment) also are subject to the Executive’s execution of a separation agreement and general release provided by the Company within the time period set forth in Section 4.e.ii.(a) and (c) above. The terms and conditions of any applicable Stock Agreements shall so provide for such acceleration.

For purposes of this Agreement, “Change of Control” means the occurrence of a merger or consolidation of the Company whether or not approved by the Board of Directors, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or a merger or consolidation which is in effect a financing transaction for the Company, including, but not limited to, a reverse merger of the Company into a publicly traded “shell” company, or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

5. Nondisclosure, Noncompetition, Nonsolicitation and Inventions. As a condition of the Executive’s employment by the Company and the payment of compensation and receipt of benefits referred to above, the Executive agrees to execute the attached standard Nondisclosure, Noncompetition and Assignment Agreement, in the form attached hereto as Exhibit B. The Executive acknowledges that the Company would not offer him employment or provide compensation and/or benefits set forth above if he was not willing to be bound by the terms of such Agreement.

6. Certifications to the Company. By signing this Agreement, the Executive is certifying and representing to the Company that: (a) he is free to enter into and fully perform the duties of his position as an employee or director of the Company; (b) he is not subject to any employment, confidentiality, non-competition or other agreement that would restrict his right to work for or serve on the Board of the Company in any way, and he has provided the Company with a copy of any agreement that could be interpreted as restricting his right to work for the Company in any way; (c) his employment and Board membership with the Company does not violate any order, judgment or injunction applicable to him, and he has provided the Company with a copy of any such order, judgment or injunction which may be applicable to him; and (d) all facts he has presented to the Company are accurate and true, including oral and written statements regarding his education, training, qualifications, and prior work experience.

EMPLOYMENT AGREEMENT

7. Notice.

a. To the Company. The Executive will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies him to use):

David Madden

Chairman of the Board of Directors

Dicerna Pharmaceuticals, Inc.

480 Arsenal Street, Building 1, Suite 120

Watertown, MA 02472

Phone: (617) 621-8097

Fax:

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: John J. Cheney, Esq.

Phone: (617) 542-6000

Fax: (617) 542-2241

b. To the Executive. All communications from the Company to the Executive relating to this Agreement shall be sent to the Executive in writing, addressed as follows (or in any other manner he notifies the Company to use):

Douglas M. Fambrough, III

23 Holyoke Street #1

Boston, MA 02116

Phone: (617) 266-7712

Fax:

With a copy to:

Goodwin|Procter LLP

Exchange Place

Boston, MA 02109

Attention: Kingsley L. Taft, Esq.

Phone: (617) 570-1222

Fax: (617) 570-1222

c. Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (1) three business days after mailing by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this section.

EMPLOYMENT AGREEMENT

8. Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a Company officer duly authorized by the Board and the Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

9. Choice of Law; Forum Selection. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles. Any claims or legal actions by one party against the other regarding this Agreement shall be commenced and maintained in any state or federal court located in the Commonwealth of Massachusetts, and the parties hereby submit to the jurisdiction and venue of any such court.

10. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and his estate, but the Executive may not assign or pledge this Agreement or any rights arising under it. Without the Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

11. Taxes; Section 409A.

a. The Company shall withhold taxes from payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law.

b. If any of the benefits set forth in this Agreement are “deferred compensation” subject to Section 409A, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A before a distribution of such benefits can commence. For purposes of clarification, this section shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs. In addition, if any amount to be paid to the Executive pursuant to this Agreement as a result of the Executive’s separation from service is “deferred compensation” subject to Section 409A, and if the Executive is a “Specified Employee” (as defined under Section 409A) as of the date of the Executive’s separation from service hereunder, then, to the extent necessary to avoid the imposition of accelerated or increased income taxes, excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by Company to the Executive hereunder during the first six (6) month period following the date of a separation from service hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since Executive’s separation from service or such earlier time as may be permitted under Section 409A of the Code. Any deferred compensation payments delayed in accordance with the terms of this Section 11 shall be paid in a lump sum when paid and shall be adjusted for earnings in accordance with the applicable short term rate under Section 1274(d) of the Code.

c. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

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d. The parties intend this Agreement to be in compliance with Section 409A. However, the Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

14. Entire Agreement; Prior Agreements. This Agreement, together with any other agreement described in this Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and, unless otherwise provided herein, supersedes all prior agreements or understandings written or oral in respect thereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the date first written above.

DICERNA PHARMACEUTICALS, INC.

Date: , 2010	/s/ David M. Madden
	By:	D. Madden

	Its:	Chairman

Douglas M. Fambrough, III

Date: May 6, 2010	/s/ Douglas M. Fambrough, III

EXHIBIT A

[Non-Qualified Stock Option Agreement]

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EXHIBIT B

NONDISCLOSURE, NONCOMPETITION AND ASSIGNMENT AGREEMENT

This Nondisclosure, Noncompetition and Assignment Agreement (the “Agreement”) is made by and between Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Douglas M. Fambrough, III (the “Employee”), as of May 6 , 2010.

The Employee acknowledges that his employment or the continuance of that employment with the Company is contingent upon his agreement to sign and adhere to the provisions of this Agreement. In consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1. Duty to Devote Efforts. The Employee hereby reconfirms his obligations under Section 2(a) of his Employment Agreement with the Company (as such agreement may be amended or restated in the future, the “Employment Agreement”).

2. Noncompetition. The Employee recognizes and agrees that the Company will suffer irreparable harm in the event that the Employee enters into competition with the Company, either during or following the Employee’s employment with the Company. Therefore, the Employee agrees that while the Employee is employed by the Company and for a period of one (1) year following the termination or cessation of such employment (the “Restricted Period”), regardless of the reasons, the Employee shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder, or in any other capacity whatsoever, of any entity, (a) accept employment with any business or entity that is in competition with the products or services being conceived, designed, created, developed, manufactured, marketed, distributed or sold by the Company, (b) engage in or undertake any business operations of conceiving, designing, creating, developing, manufacturing, marketing, distributing selling or rendering (or assisting any other person in conceiving, designing, creating, developing, manufacturing, marketing, distributing selling or rendering) products or services that are in competition with the products or services being conceived, designed, created, developed, manufactured, marketed, distributed, sold or rendered by the Company or (c) invest in or assist in any manner any business which directly or indirectly competes with the business or future business plans of the Company, except that he may own up to one percent (1%) of the outstanding securities of any corporation having a class of equity securities actively traded on a national securities exchange or on the NASDAQ Stock Market. For purposes of clauses (a) to (c) above, which are hereby so limited, a business or entity and a products or service shall be deemed to be in competition with the products or services being conceived, designed, created, developed, manufactured, marketed, distributed, sold or rendered by the Company if it is in the business of development, manufacture, license, sale and distribution of Dicer-substrate based therapeutic and diagnostic products (including, but not limited to, Dicector RNA interference technology and DsiRNA technology). For clarity, the Employee will not be in violation of this Section 2 or Sections 3 or 4 based on his role as a venture investor and director, provided that the Employee is not individually and personally involved in activities prohibited by those Sections. The geographic scope of this Section 2 shall extend to anywhere the Company is doing business, has done business or intends to do business. The Employee acknowledges and agrees that if he violates any of the provisions of this Section 2, the running of the Restricted Period will be extended by the time during which he engages in such violation(s).

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3. Nonsolicitation of Customers. The Employee recognizes and agrees that the clients, customers and accounts of the Company, which the Company now or hereafter services during the Employee’s employment with the Company, and all prospective clients, customers and accounts from whom the Employee has solicited business while in the employ of the Company, shall be solely the clients, customers and accounts of the Company. Therefore, the Employee agrees that while the Employee is employed by the Company and for a period of one (1) year following the termination or cessation of such employment, regardless of the reasons, the Employee shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder, or in any other capacity whatsoever, of any entity, solicit for the purposes of “competition” with the Company (as described in Section 2 above), divert or take away, attempt to divert or to take away, any client, customer or account of the Company, or any potential client, customer or account of the Company which were contacted, solicited or served by the Employee while employed by the Company or about whom the Employee obtained or became familiar with through Confidential Information (as defined in Section 5). The geographic scope of this Section 3 shall extend to anywhere the Company is doing business, has done business or intends to do business.

4. Nonsolicitation of Employees. The Employee recognizes and agrees that the Company has invested substantial resources and effort in assembling its present staff and personnel. Therefore, the Employee agrees that while the Employee is employed by the Company and for a period of one (1) year following the termination or cessation of such employment, regardless of the reasons, the Employee shall not, directly or indirectly: (i) recruit, solicit or hire any current employee of the Company or former employee of the Company whose employment with the Company terminated (for any reason) within six (6) months prior to such recruitment, solicitation or hiring; or (ii) induce or attempt to induce any employee of the Company to terminate his employment with, or otherwise cease his relationship or engagement with, the Company.

5. Nondisclosure. The Employee agrees that all Confidential Information (as defined below), whether or not disclosed orally or in writing, is and shall be the exclusive property of the Company. The Employee shall not at any time, whether during or after the termination or cessation of his employment, without written authorization of the Company’s Board of Directors, and unless and until the Confidential Information has become public knowledge without fault by the Employee, (a) reveal any Confidential Information to any person or entity, except to employees, consultants or business partners of the Company who need to know such Confidential Information for the purposes of their employment or business relationship and are under a similar contractual obligation to keep such information confidential, (b) use or attempt to use any Confidential Information for any purposes, other than in the ordinary course of performing his duties as an employee of the Company, or (c) use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly. The term “Confidential Information” shall include any information concerning the organization, business, business relationships or finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential. Such

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Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, specifications, blueprints, engineering data, software programs, works of authorship, clinical testing programs, marketing material, customer lists, customer information, financial information, pricing information, personnel information, business plans or strategy, projects, plans and proposals.

6. Company Property.

a. The Employee agrees that Company Property (as defined below) shall be and is the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company and further agrees that during his employment with the Company, or after the termination or cessation of such employment, he shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. All such Company Property or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) upon the termination or cessation of the Employee’s employment. After such delivery, the Employee shall not retain any such Company Property or copies thereof or any other tangible property. The term “Company Property” shall include all files, letters, notes, memoranda, reports, lists, records, drawings, sketches, laboratory notebooks, specifications, software programs, software code, data, computers, cellular telephones, pagers, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, photographic, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in Employee’s possession, custody or control.

b. The Employee agrees that his obligation not to disclose or to use information and materials of the types set forth in Section 6(a) above, and his obligation to return materials and tangible property, set forth in Section 6(a) above, also extends to such types of information, materials and tangible property of clients, customers and accounts of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

7. Assignment of Developments.

a. If at any time or times during the Employee’s employment with the Company, or prior to the Employee’s employment with the Company when working with, for, or on behalf of the Company in a capacity other than as a Venture Partner of Oxford Biosciences, he did or shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice, whether or not during normal working hours or on the premises of the Company, any Development that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; (ii) results from tasks assigned to the Employee by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for or by the Company (other than de minimis use of a personal computer and other office equipment), then all such Developments

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and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes). The Employee shall fully and promptly disclose to the Company (or any persons designated by it) each such Development. To the extent not already owned by the Company, the Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) in and to the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company. The Employee also hereby waives all claims to moral rights in any Developments.

b. Excluded Developments. This Section 7 shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Confidential Information, but shall apply to Developments made prior to the Employee’s employment as an employee, as described and as limited in the first sentence of section 7.a. above. The Employee represents that the Developments identified in the Appendix, if any, attached hereto comprise the complete list of all the Developments that the Employee has made or conceived or otherwise claimed ownership prior to his employment by the Company, as described and as limited in the first sentence of section 7.a. above, which Developments are excluded from this Agreement, the Employee understands that it is only necessary to list the title of such Developments and the purpose thereof but not details of the Development itself. IF THERE ARE ANY SUCH DEVELOPMENTS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.

8. Further Assurances. The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall, during his employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized officers may reasonably require:

a. to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development and when so obtained or vested to renew and restore the same; and

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b. to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection.

The Employee further agrees that if the Company is unable, after reasonable effort, to secure the Employee’s signature on any such papers, application for patent, copyright, trademark or other analogous protection, or other documents regarding any legal protection relating to a Development, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such papers, application or applications or other documents and to do any and all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by the Employee.

9. Employment At Will. The Employee understands that this Agreement does not constitute an implied or written employment contract and that his employment with the Company is on an “at-will” basis. Accordingly, the Employee understands that either the Company or the Employee may terminate Employee’s employment at any time, for any or no reason, with or without prior notice.

10. Severability. The Employee hereby agrees that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. The Employee hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

11. Amendments; Waiver. Any amendment to or modification of this Agreement, or any waiver of any provision hereof, shall be in writing and signed by the Company. No delay or omission by the Company in exercising any right under this Agreement or any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of that right or any subsequent breach of such provision or any other provision hereof

12. Survival. This Agreement shall be effective as of the date entered below. The Employee’s obligations under this Agreement shall survive the termination or cessation of his employment regardless of the manner of such termination or cessation and shall be binding upon his heirs, executors, administrators and legal representatives.

13. Assignment. The term “Company” shall include Dicerna Pharmaceuticals, Inc. and any of its subsidiaries, divisions, or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. The Employee may not assign this Agreement.

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14. Representations.

a. The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to his employment with the Company, and the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. The Employee further represents that he has returned all property and confidential information belonging to all prior employers. To the extent that Employee has retained any non-confidential and nonproprietary materials and documents of a prior employer, such materials and documents have been disclosed in writing to the Company.

b. The Employee hereby represents that his employment with the Company, the execution of this Agreement and his performance of all of the terms of this Agreement do not and will not conflict with or breach the terms of any other agreement by which the Employee is bound (including, but not limited to, to keeping in confidence proprietary information acquired by the Employee in confidence or in trust prior to his employment by the Company). The Employee further represents that he shall not enter into any agreement, either written or oral, in conflict herewith.

c. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement by him is likely to cause substantial and irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Employee’s obligations hereunder. The Company may apply for such injunctive relief in any court of competent jurisdiction without the necessity of posting any bond or other security.

15. Governing Law: Forum Selection Clause. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without application of the conflict of laws principles thereof. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in the Commonwealth of Massachusetts, and the parties hereby submit to the jurisdiction and venue of any such court.

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16. Entire Agreement. This Agreement sets forth the complete, sole and entire agreement between the parties on the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties. The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the date first written above.

DICERNA PHARMACEUTICALS, INC.

Date: , 2010	/s/ David Madden
	By:	David Madden

	Its:	Chairman

Douglas M. Fambrough, III

Date: May 6, 2010	/s/ Douglas M. Fambrough, III

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